                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Mellon Bank Corporation
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

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LOGO OF MELLON BANK CORPORATION

Mellon Bank Corporation          Mellon Bank Corporation
                                 One Mellon Bank Center
                                 Pittsburgh, PA 15258-0001

                                 March 12, 1999


Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Mellon Bank Corporation in Pittsburgh on Tuesday, April 20, 1999, at 10:00 A.M. Further information about the meeting and the matters to be considered is contained in the formal Notice of Annual Meeting and Proxy Statement on the following pages.

It is important that your shares be represented at this meeting. Whether or not you plan to attend, we hope that you will sign, date and return your Proxy promptly in the enclosed envelope. Completing and returning the enclosed Proxy will not limit your right to vote in person or to attend the meeting.

Sincerely,
/s/ Martin G. McGuinn
Martin G. McGuinn
Chairman and Chief Executive Officer

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LOGO OF MELLON BANK CORPORATION
Mellon Bank Corporation

One Mellon Bank Center
Pittsburgh, Pennsylvania 15258-0001

Notice of Annual Meeting of Shareholders

To the Shareholders:

On Tuesday, April 20, 1999, Mellon Bank Corporation (the "Corporation") will hold its 1999 Annual Meeting of Shareholders on the 10th Floor of the Union Trust Building, 501 Grant Street, Pittsburgh, Pennsylvania. The meeting will begin at 10:00 A.M.

Only shareholders of record at the close of business on February 12, 1999, can vote at this meeting or any adjournments that may take place. At the meeting we will consider and act upon the following:

1. The election of directors;

2. The ratification of KPMG LLP as independent public accountants of the Corporation for the year 1999; and

3. Such other business as may properly come before the meeting.

Enclosed are a Proxy Statement, a form of Proxy, an addressed return envelope and the Corporation's 1998 Annual Report. All shareholders, whether or not they expect to be present at the meeting, are requested to mark, sign and date the Proxy and to return it in the addressed envelope promptly. Shareholders who plan to attend the meeting in person are also requested to complete and return the reservation form which appears at the end of the Proxy Statement. Shareholders who attend the meeting may, if they wish, vote in person even though they have previously returned their Proxy.

By Order of the Board of Directors
/s/ Carl Krasik
Carl Krasik
Secretary

March 12, 1999

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LOGO OF MELLON BANK CORPORATION
Mellon Bank Corporation

One Mellon Bank Center
Pittsburgh, Pennsylvania 15258-0001

Proxy Statement


March 12, 1999

The Board of Directors of Mellon Bank Corporation (the "Corporation") is soliciting the enclosed Proxy from you for the Corporation's Annual Meeting of Shareholders scheduled to be held on Tuesday, April 20, 1999. Proxies are being solicited from holders of the Corporation's common stock, par value $0.50 per share (the "Common Stock"). Holders of Common Stock are entitled to one vote for each share held and are not entitled to cumulative voting.

If you properly sign, date and return your Proxy, the shares of Common Stock it covers will be voted as you direct on the Proxy. If you choose to sign, date and return your Proxy without marking it to provide voting directions, the shares it covers will be voted at the annual meeting in accordance with the recommendations of the Board of Directors as follows: Proxy Item 1--FOR the election as directors of the nominees of the Board of Directors set forth below; and Proxy Item 2--FOR ratification of the appointment of KPMG LLP as independent public accountants of the Corporation for the year 1999. You may revoke your Proxy at any time prior to the annual meeting by sending written notice to the Secretary of the Corporation. If you attend the annual meeting, you may choose to vote in person even though you have previously returned a signed Proxy. If you attend the meeting and vote in person, your Proxy will be considered to have been revoked.

Unless otherwise directed on a Proxy, the persons appointed in the Proxy to vote at the annual meeting may vote or act in accordance with their judgment on any other matters properly presented for action at the meeting. If a broker or nominee voting a Proxy limits the number of shares voted on a proposal or indicates that shares are not voted on a proposal, such "non-votes" will not be voted on the proposal and will not be counted in determining the number of affirmative votes required for approval.

The close of business on Friday, February 12, 1999, has been set by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournment of that meeting. As of that date, the Corporation had outstanding 262,074,172 shares of Common Stock. Proxies, ballots and voting tabulations that identify individual holders of Common Stock are held in confidence by the Corporation's transfer agent. Individual votes will not be disclosed to the Corporation by the transfer agent except as may be necessary to meet legal requirements, in the case of a contested proxy solicitation or as may be requested by the particular shareholder. The distribution of these proxy materials, consisting of the Notice of Annual Meeting, the Proxy Statement and the Proxy, together with the Corporation's 1998 Annual Report, is expected to commence on or about March 12, 1999.

ELECTION OF DIRECTORS (Proxy Item 1)

The By-Laws of the Corporation provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a staggered, three-year term of office. At each annual meeting of shareholders, a class consisting of approximately one-third of the Corporation's directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been duly elected and qualified. The By-Laws also provide that the Corporation's Board of Directors shall consist of such number of directors as shall be fixed from time to time by a majority vote of the full Board of Directors. The Board of Directors has fixed the number of directors at 20, effective with the 1999 Annual Meeting of Shareholders, and seven directors will be elected to the class of directors whose terms end in 2002. Dwight L. Allison, Jr., J.W. Connolly, Charles A. Corry, Pemberton Hutchinson, Rotan E. Lee, Robert Mehrabian and Wesley W. von Schack, all of whom are presently serving as

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directors of the Corporation, have been nominated for election at this year's annual meeting. Messrs. Fetterolf, Mathieson and Young, all currently serving as directors in the classes described below, have announced their intentions to retire from the Board of Directors and join the Corporation's Advisory Board effective with the 1999 Annual Meeting of Shareholders.

Any vacancies in the Board of Directors resulting from death, retirement, resignation, disqualification, removal from office or other cause, as well as any vacancy resulting from an increase in the number of directors that occurs between annual meetings of shareholders, will be filled by a majority vote of the remaining directors then in office. Directors so chosen to fill vacancies will hold office until the expiration of the term of the class to which they have been elected.

The shares of Common Stock represented by the enclosed Proxy will be voted FOR the election of the nominees named below, unless the Proxy is marked as directed to withhold authority to vote for one or more of the nominees. If one or more of the nominees is unable or unwilling to serve as a director, the persons named in the Proxy will vote for the election of such substitute nominee, if any, as shall be named by the Nominating Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, as each of the nominees has expressed a willingness to serve if elected.

Biographical Summaries of Nominees and Directors

Information regarding the nominees for election at this year's annual meeting, as well as information regarding the directors whose terms expire in 2000 and 2001, is set forth below. Each of the nominees except for Mr. Allison was previously elected by the shareholders at the Corporation's 1996 annual meeting of shareholders. Mr. Allison was elected by the Board of Directors in 1996.

                           NOMINEES FOR DIRECTOR--TERM EXPIRES 2002


               Dwight L. Allison, Jr. Director Since 1996*               Age 69

Photo          Retired Chairman, President and Chief
               Executive Officer, The Boston Company. Mr.
               Allison is also a director of Avery Dennison
               Corporation. He serves on the Corporation's
               Community Responsibility Committee and Trust and Investment Committee.

               J. W. Connolly         Director Since 1989                Age 65

Photo Retired Senior Vice President, H. J. Heinz Company (food manufacturer). Mr. Connolly is also a director of Consolidated Natural Gas Company. He serves on the Corporation's Executive Committee, Audit Committee and Human Resources Committee (Vice Chairman).

               Charles A. Corry       Director Since 1991                Age 67

Photo          Retired (1995) Chairman and Chief Executive
               Officer, USX Corporation (energy and steel).
               Mr. Corry is also a director of USX
               Corporation and GenCorp. He serves on the Corporation's Executive Committee, Audit
               Committee, Human Resources Committee and
               Nominating Committee (Chairman).

* Served as a director of The Boston Company from 1972-1998.

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               Pemberton Hutchinson   Director Since 1989**              Age 67

               Retired Chief Executive Officer, Westmoreland Coal Company (coal mining company). Mr. Hutchinson is also a director of Westmoreland
Photo Coal Company and Teleflex Incorporated. He serves on the Corporation's Community Responsibility Committee, Nominating Committee and Trust and Investment Committee.


               Rotan E. Lee, Esquire  Director Since 1993                Age 49

Photo Vice President and General Counsel, Scheur Management Group (operations management and consulting to the health care industry). Mr. Lee is also Of Counsel to Katz, Ettin, Levine, Kurzweil, Weber & Scialabbu, P.C. (full service law firm). From 1998 to 1999, Mr. Lee was Vice President, Hugh Wood, Inc. (insurance brokerage firm). From 1997 to 1998, Mr. Lee served as the Chairman of Talleyrand Atlantic, LLC (strategic planning company-information technology). From 1996 to 1997, Mr. Lee was a partner with Sherr, Joffe & Zuckerman, P.C. (full service law firm). From 1994 to 1996, Mr. Lee served as Chief Operating Officer of RMS Technologies, Inc. (information technology). He serves on the Corporation's Community Responsibility Committee and Trust and Investment Committee.

               Robert Mehrabian       Director Since 1994                Age 57

Photo Executive Vice President and Segment Executive, Aerospace, Electronics and Industrial, of Allegheny Teledyne Incorporated (specialty metals and diversified businesses). Through mid-1997, Dr. Mehrabian served as President of Carnegie Mellon University (private co-educational research institution). Dr. Mehrabian is also a director of Allegheny Teledyne Incorporated, BEI Technologies, Inc. and PPG Industries, Inc. He serves on the Corporation's Executive Committee, Audit Committee and Technology Committee (Chairman).

               Wesley W. von Schack   Director Since 1989                Age 54

Photo Chairman, President and Chief Executive Officer, Energy East Corporation (energy services company). Prior to 1996, Mr. von Schack served as Chairman, President and Chief Executive Officer of DQE (energy services company). Mr. von Schack is also a director of Energy East Corporation, New York State Electric & Gas Corporation and RTI International Metals, Inc. He serves on the Corporation's Executive Committee, Community Responsibility Committee (Chairman), Human Resources Committee, Nominating Committee and Technology Committee.

** Served as a director of The Girard Company from 1977 until its merger with the Corporation in 1983.


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                                 DIRECTORS--TERM EXPIRES 2000

               Burton C. Borgelt      Director Since 1991                Age 66

Photo Retired (1996) Chairman and Chief Executive Officer, Dentsply International, Inc. (manufacturer of dental products). Mr. Borgelt is also a director of Dentsply International, Inc. and DeVlieg-Bullard, Inc. He serves on the Corporation's Community Responsibility Committee and Trust and Investment Committee.

               Carol R. Brown         Director Since 1992                Age 65

Photo          President, The Pittsburgh Cultural Trust
               (cultural and economic growth organization).
               Mrs. Brown serves on the Corporation's Audit
               Committee and Community Responsibility
               Committee.

               Frank V. Cahouet       Director Since 1987                Age 66

Photo Retired (1998) Chairman, President and Chief Executive Officer of the Corporation. Mr. Cahouet is also a director of Allegheny Teledyne Incorporated, Avery Dennison Corporation, Saint-Gobain Corporation and USEC Inc. He serves on the Corporation's Technology Committee and Trust and Investment Committee.

               Christopher M. Condron Director Since 1998                Age 51

Photo          President and Chief Operating Officer of the
               Corporation (1999) and of Mellon Bank, N.A.
               ("Mellon Bank"). From 1998 to 1999, Mr.
               Condron served as President and Chief
               Operating Officer of Mellon Bank and as Vice
               Chairman of the Corporation. From 1994 to
               1998, Mr. Condron was Vice Chairman of the
               Corporation and of Mellon Bank. He serves on the Corporation's Executive Committee.

               C. Frederick Fetterolf Director Since 1984                Age 70

Photo Retired President and Chief Operating Officer, Aluminum Company of America (aluminum and chemicals). Mr. Fetterolf is also a director of Allegheny Teledyne Incorporated, Commonwealth Industries Inc., Dentsply International, Inc., Pennzoil-Quaker State Company, Praxair and Union Carbide Corporation. He serves on the Corporation's Executive Committee, Audit Committee (Chairman), Community Responsibility Committee (Vice Chairman) and Trust and Investment Committee.

               George W. Johnstone    Director Since 1996                Age 60

Photo Retired (1997) President and Chief Executive Officer, American Water Works Company, Inc. (water services company). Mr. Johnstone serves on the Corporation's Audit Committee and Trust and Investment Committee.


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               Andrew W. Mathieson    Director Since 1981                Age 70

               Retired (1998) Executive Vice President,
               Richard K. Mellon and Sons (investments). Mr. Mathieson served from 1993 to 1998 as
Photo Executive Vice President of Richard K. Mellon and Sons and as Vice Chairman, Richard King Mellon Foundation (philanthropy). Mr. Mathieson serves on the Corporation's Executive Committee, Human Resources Committee (Chairman) and Nominating Committee (Vice Chairman).

               Seward Prosser Mellon  Director Since 1972                Age 56

Photo          President and Chief Executive Officer, Richard
               K. Mellon and Sons (investments) and Richard
               King Mellon Foundation (philanthropy).

                                 DIRECTORS--TERM EXPIRES 2001

               Jared L. Cohon         Director Since 1998                Age 51

Photo President, Carnegie Mellon University (private co-educational research institution). From 1992 to 1997, Dr. Cohon served as Dean of the School of Forestry and Environmental Studies at Yale University.

               Ira J. Gumberg         Director Since 1989                Age 45

Photo          President, Chief Executive Officer and
               director, J.J. Gumberg Co. (real estate
               investment and development). Mr. Gumberg is also a director of Jo-Ann Stores, Inc. He serves on the Corporation's Executive
               Committee, Audit Committee and Trust and
               Investment Committee (Chairman).

               Edward J. McAniff      Director Since 1994                Age 64

Photo Visiting Professor of Law, University of Oregon Law School (major public university law school). Mr. McAniff is also Of Counsel to O'Melveny & Myers (full service law firm) where he was a partner from 1970 through January 31, 1999. Mr. McAniff serves on the Corporation's Community Responsibility
               Committee and Trust and Investment Committee.

               Martin G. McGuinn      Director Since 1998                Age 56

               Chairman and Chief Executive Officer of the
               Corporation and of Mellon Bank. From 1998 to
               1999, Mr. McGuinn served as Chairman and Chief Executive Officer of Mellon Bank and as Vice Chairman of the Corporation. From 1990 to 1998, Mr. McGuinn was Vice Chairman of the Corporation and of Mellon Bank. He serves as Chairman of the Corporation's Executive Committee.
Photo


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               Mark A. Nordenberg     Director Since 1998                Age 50

               Chancellor, University of Pittsburgh (major public research university). Mr. Nordenberg served as the Interim Chancellor of the
Photo University of Pittsburgh from 1994 to 1996 and as its Interim Senior Vice Chancellor and Provost from 1993 to 1994.

               David S. Shapira       Director Since 1986                Age 57

Photo Chairman, Chief Executive Officer and director, Giant Eagle, Inc. (retail grocery store chain). Mr. Shapira is also a director of Equitable Resources, Inc. He serves on the Corporation's Executive Committee, Audit Committee (Vice Chairman), Technology Committee and Trust and Investment Committee.

               Joab L. Thomas         Director Since 1993                Age 66

Photo          President Emeritus (1995), The Pennsylvania
               State University (major public research
               university). Dr. Thomas serves on the
               Corporation's Human Resources Committee and
               Technology Committee.

               William J. Young       Director Since 1964***             Age 70

Photo Retired President, Portland Cement Association (trade association for the Portland Cement Industry). Mr. Young serves on the Corporation's Community Responsibility
               Committee, Human Resources Committee and Trust and Investment Committee (Vice Chairman).

*** Served as a director of The Girard Company from the date indicated until its merger with the Corporation in 1983.

Action by Shareholders

The seven nominees receiving the highest number of votes cast at the annual meeting by all holders of shares of Common Stock will be elected as directors for terms expiring in 2002. A vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining the presence of a quorum.

With respect to the election of directors (Proxy Item 1), the Board of Directors recommends a vote FOR the election of all nominees.

THE BOARD AND ITS COMMITTEES; DIRECTORS' COMPENSATION

The Board of Directors held 12 regular meetings during 1998. Each incumbent director attended at least 75 percent of the aggregate number of meetings of the Board and of the committees of which he or she was a member during the period served in 1998. With the exception of the Executive Committee, all Board committees are composed of directors who are not officers of the Corporation.


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The committees of the Board of Directors and a general description of their respective duties follow:

Executive Committee

The Executive Committee has the power and authority of the Board of Directors to manage the affairs of the Corporation between meetings of the Board. The Committee also regularly reviews significant corporate matters and recommends action as appropriate to the Board. The Executive Committee met 10 times during 1998.

Audit Committee

The Audit Committee oversees the credit policies, accounting practices, auditing policies, controls and other material financial matters of the Corporation and its subsidiaries. It provides a channel, independent of management, through which reports are made to the Board with respect to auditing and all related matters. The Head of the Corporation's Auditing Department meets with the Committee at each meeting of the Committee and the Corporation's independent public accountants meet with the Committee at least quarterly, with and without representatives of management present, to review accounting, auditing and financial reporting matters, including the review of audit plans. The Committee is also responsible for receiving and reviewing the examination reports of the Corporation by federal bank regulatory authorities, other than those reports which are reviewed by the Trust and Investment Committee or the Community Responsibility Committee. The Corporation's independent public accountants are appointed by the Board of Directors upon the Committee's recommendation and ratified by the shareholders. The Audit Committee met nine times during 1998.

Nominating Committee

The Nominating Committee recommends to the Corporation's Board and to the Boards of its various significant subsidiaries such as Mellon Bank, Mellon Bank
(DE) National Association, Mellon Bank (MD) National Association, Mellon United National Bank, Mellon 1st Business Bank, Boston Safe Deposit and Trust Company, Mellon Bank, F.S.B. (collectively the "Banks"), The Boston Company and The Dreyfus Corporation, candidates for nomination for election as directors of the Corporation and of those respective entities.

The Committee considers nominees recommended by shareholders for election as directors of the Corporation. To make such a recommendation, a shareholder should submit in writing the name, address and qualifications of the proposed nominee to the Secretary of the Corporation, One Mellon Bank Center, Room 4826, Pittsburgh, Pennsylvania 15258-0001. In addition, Article 4, Section 2 of the Corporation's By-Laws sets forth specific procedures that, if followed, enable any shareholder entitled to vote in the election of directors to make nominations directly at a meeting of shareholders. Those procedures include a requirement for written notice to the Corporation at least 90 days prior to the anniversary date of the previous year's annual meeting of shareholders. For the Corporation's annual meeting to be held in 2000, the notice deadline under the By-Law will be January 21, 2000.

The Committee also reviews and recommends to the Corporation's Board and the Boards of its various significant subsidiaries policies relating to (a) practices and responsibilities of the Boards and their various committees and
(b) the components of directors' compensation. The Nominating Committee met three times during 1998.

Human Resources Committee

The Human Resources Committee establishes the compensation and benefits of the Chairman, Chief Executive Officer, President and Chief Operating Officer and such other senior officers of the Corporation and its subsidiaries as it decides. The Committee also generally advises and assists management in implementing programs designed to assure the selection and development of key personnel and reviews reports regarding the operation and administration of the Corporation's employee benefit plans. The Committee administers the Corporation's Profit Bonus Plan, Long-Term Profit Incentive Plan (1996) and Phantom Stock Unit Plan (1995), including the making of awards thereunder. The Committee met 10 times during 1998.


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Trust and Investment Committee

The Trust and Investment Committee, with general oversight of the trust and investment activities of the Corporation's subsidiaries, ensures that assets held in a fiduciary capacity are being administered in accordance with applicable law and regulations. It acts as a channel independent of management through which auditing and bank examination reports regarding trust and investment activities are presented to the Banks' Boards of Directors and is also responsible for overseeing the administration of fiduciary responsibilities for the non-bank subsidiaries of the Corporation. It also has general oversight responsibilities for the trust departments of the Banks. The Committee met seven times during 1998.

Community Responsibility Committee

The Community Responsibility Committee has general oversight responsibility for the Corporation's policy concerning overall compliance with the Community Reinvestment Act ("CRA") and Fair Lending laws. In addition, the Committee has specific responsibilities for reviewing the Corporation's overall policy and goals concerning CRA and Fair Lending activities, monitoring each Bank's compliance and reviewing the report of the Corporation's contributions program. The Committee reviews the examination reports of the Corporation and the Banks by regulatory authorities concerning CRA and Fair Lending compliance and renders a report to the Board with respect to these matters. The Committee met four times during 1998.

Technology Committee

The Technology Committee has general oversight responsibility for the role of technology and its use throughout the Corporation. It advises and assists management in the formulation and implementation of operating and strategic plans designed to take full advantage of existing and emerging technology. It monitors the performance of technology throughout the Corporation. The Committee met five times during 1998.

Directors' Compensation

Each director of the Corporation who does not receive a salary from the Corporation or one of its subsidiaries currently receives a monthly retainer of $2,292 and, in addition, a fee of $1,000 for each meeting at which such director renders services to the Corporation, including meetings of shareholders, the Board of Directors or any committee of the Board on which he or she serves, and separate meetings (if any) with senior management of the Corporation at which services are rendered. In addition, each director who serves as a Committee Chairman receives an annual retainer ranging from $3,000 to $3,500, depending upon the Committee. Effective in April 1999, the per meeting fee will be increased to $1,200, and the annual retainer for Committee Chairman will be increased to $4,500. These fees were last increased in 1997. The directors also serve as the Board of Directors of Mellon Bank and are paid a fee of $700 for attending meetings of that Board on a day when the Corporation's Board of Directors does not meet. Non-employee directors may defer all or a portion of their fees pursuant to the terms of the Corporation's 1990 Elective Deferred Compensation Plan for Directors and Members of the Advisory Board, which pays interest at a rate based on the 120-month moving average rates on 10-year Treasury Notes, plus a premium based on years of service.

In addition, non-employee directors receive stock option grants under the Corporation's Stock Option Plan for Outside Directors (1989) (the "Directors Option Plan"), a formula plan under which options to purchase Common Stock are granted each year on the third business day following the Corporation's annual meeting of shareholders. Directors (if any) elected between annual meetings receive an option grant covering a prorated number of shares but with all other terms identical to those options granted on the regular grant date. All options have a term of 10 years from the regular grant date, become fully exercisable one year from the regular grant date, and have an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the regular grant date. If the director's service ceases for any reason other than death, disability or completion of term of service, options that have not become exercisable are forfeited. Options that have become exercisable remain exercisable throughout their 10-year term, regardless of whether the optionee is a director at the time of exercise. In April 1998, each director, except Messrs. Cahouet, McGuinn and Condron, was granted an option covering 1,500 shares of Common Stock at an exercise price of $75.00 per share. Upon their election to the Board of Directors in June, Messrs. Cohon and Nordenberg were granted options covering 1,278 shares each, representing a pro rata share of a full year's award.


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Non-employee directors who have served on the Board for five years also participate in the Directors' Retirement Plan, which is intended to assure that compensation arrangements for directors of the Corporation are adequate to attract and retain highly qualified individuals. Eligible directors receive monthly benefits equal to the monthly retainer in effect at his or her time of retirement from the Board for a period equal to his or her total months of service on the Board but no longer than 120 months. The program is informally funded with life insurance and is not expected to result in any material cost to the Corporation.

As part of its overall program to promote charitable giving, the Corporation has established a Directors' Charitable Giving Program which is informally funded by Corporation-owned life insurance policies on the directors. Under the program, upon a director's death the Corporation will donate up to an aggregate of $250,000 over a 10-year period to one or more qualifying charitable organizations designated by the director. A director must have served on the Board for three years to be eligible to participate. The program is not expected to result in any material cost to the Corporation.

ADVISORY BOARD

The Corporation also enjoys the services of the Advisory Board, whose current members are profiled below. The Advisory Board provides to the Board and management of the Corporation, as requested, general policy advice and assistance on various business matters. Any person who has been a member of the Corporation's Board of Directors or who otherwise demonstrates the abilities required on the Advisory Board, and who has not yet attained the age of 72, is eligible for annual election by the Board of Directors to the Advisory Board. Members of the Advisory Board have demonstrated the experience, ability and willingness to be able to provide valuable advice and assistance to the Corporation. They are regularly invited to participate in meetings and other activities of the Board of Directors but are not entitled to vote or take part in any formal action by the Board. Policies of the Board of Directors provide that persons who have attained age 70 are not eligible for election or reelection to the Board of Directors.

               Masaaki Morita                          Advisory Board Since 1992

Photo Chairman, Sony USA Foundation. Mr. Morita served on the Corporation's Board of Directors from 1991 through 1992.

               Nathan W. Pearson                       Advisory Board Since 1991

Photo          Financial Advisor, Paul Mellon Family
               Interests. Mr. Pearson served on the
               Corporation's Board of Directors from 1972 through 1991. Mr. Pearson also served as Chairman of the Board of Directors in 1987.

               H. Robert Sharbaugh                     Advisory Board Since 1995

               Retired Chairman, Sun Company, Inc. (energy services). Mr. Sharbaugh served on the Corporation's Board of Directors from 1983 through 1995. Mr. Sharbaugh served as a director of The Girard Company from 1972 until its merger with the Corporation in 1983.
Photo

--------------------------------------------------------------------------------
BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors, executive officers and principal shareholders of the Corporation and their associates were customers of and had transactions with one or more of the Banks or other subsidiaries of the Corporation in the ordinary course of business during 1998. Similar transactions may be expected to take place in the future. Loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility, nor did they present other unfavorable features. The Banks, in the ordinary course of business, also engage in purchases and sales of government and municipal securities and in other money market transactions with certain directors, executive officers and principal shareholders of the Corporation and their associates. In addition, the Banks and other subsidiaries act as fiduciaries under various employee benefit plans of and as investment managers to certain customers, the officers of which are directors of the Corporation and of Mellon Bank.

During 1998, the purchase of goods and services, or the lease of property, by the Corporation, the Banks or other subsidiaries of the Corporation in the ordinary course of business included transactions with various director-related companies. The amounts involved in these transactions were in no case material in relation to the business of the Corporation. It is also believed that the amounts involved in such transactions, as well as the transactions themselves, were not material in relation to the business of any such director-related company and that no director had a material interest in any such transaction. The law firm of O'Melveny & Myers performed legal services for the Corporation during 1998. Edward J. McAniff, a director of the Corporation, is Of Counsel to O'Melveny & Myers. The amounts paid by the Corporation to O'Melveny & Myers were not material to the Corporation or, it is believed, to O'Melveny & Myers.

CERTAIN LEGAL PROCEEDINGS

Westmoreland Coal Company ("Westmoreland") filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on November 8, 1994. On December 22, 1994, the plan of reorganization was confirmed. Pemberton Hutchinson, a director of the Corporation, served as an executive officer of Westmoreland until his retirement as Chief Executive Officer in June of 1993.

--------------------------------------------------------------------------------

BENEFICIAL OWNERSHIP OF STOCK

Directors, Nominees and Executive Officers

The following table sets forth, as of February 12, 1999, the amount of the Corporation's stock beneficially owned by each incumbent director, each nominee and each executive officer named in the Summary Compensation Table appearing on page 15 and by all incumbent directors, nominees and executive officers of the Corporation as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with their spouse.

                                                           Common Stock Owned
Name                                                       Beneficially (1) (2)
-------------------------------------------------------------------------------
Dwight L. Allison, Jr.....................................         16,380
Burton C. Borgelt.........................................         40,316
Carol R. Brown............................................         22,732
Frank V. Cahouet..........................................      2,339,743(3)
Jared L. Cohon............................................            300
Christopher M. Condron....................................        111,981(4)
J.W. Connolly.............................................         47,932
Charles A. Corry..........................................         39,430
Steven G. Elliott.........................................        274,271
C. Frederick Fetterolf....................................         35,620(5)
Ira J. Gumberg............................................        104,768
Pemberton Hutchinson......................................          7,450
George W. Johnstone.......................................          6,834
Rotan E. Lee..............................................         16,906
Andrew W. Mathieson.......................................         39,474
Edward J. McAniff.........................................         18,467
Martin G. McGuinn.........................................        355,972(6)
Robert Mehrabian..........................................         20,818
Seward Prosser Mellon.....................................        239,528
Mark A. Nordenberg........................................            100
David S. Shapira..........................................         47,290
W. Keith Smith............................................        525,719(7)
Joab L. Thomas............................................         31,770
Wesley W. von Schack......................................         60,290(8)
William J. Young..........................................         37,990
Directors, Nominees and Executive Officers as a group (33
 persons).................................................      5,073,610

------
(1) On February 12, 1999, none of the individuals named in the above table beneficially owned more than 1% of the Corporation's outstanding shares of Common Stock. On that date, all the directors, nominees and executive officers as a group owned beneficially approximately 1.9% of the Corporation's outstanding Common Stock.

(2) The amounts shown include the following amounts of Common Stock which the indicated individuals and group have the right to acquire within 60 days of February 12, 1999, through the exercise of stock options granted pursuant to the Corporation's stock option plans: Mr. Allison, 7,880; Mr. Borgelt, 34,016; Ms. Brown, 8,506; Mr. Cahouet, 775,289; Dr. Cohon, -0-; Mr.
    Condron, 2,090; Mr. Connolly, 43,432; Mr. Corry, 31,430; Mr. Elliott, 23,223; Mr. Fetterolf, 34,990; Mr. Gumberg, 28,990; Mr. Hutchinson, -0-;
    Mr. Johnstone, 5,810; Mr. Lee, 16,606; Mr. Mathieson, 28,990; Mr. McAniff, 15,220; Mr. McGuinn, 69,212; Dr. Mehrabian, 17,818; Mr. Mellon, 46,990; Mr.
    Nordenberg, -0-; Mr. Shapira, 40,990; Mr. Smith, 168,433;
    Dr. Thomas, 18,970; Mr. von Schack, 46,990; Mr. Young, 34,990; and all directors, nominees and executive officers as a group, 1,652,363 shares. Shares held in accounts under the Corporation's Retirement Savings Plan, a 401(k) plan, as to which the holders have voting power but not investment power, are also included as follows: Mr. Cahouet, 4,155 shares; Mr.
    Condron, 705 shares; Mr. Elliott, 3,286 shares; Mr. McGuinn, 3,656 shares; Mr. Smith, 3,574 shares; and all executive officers as a group, 36,503 shares.
                                              (footnotes continued on next page)

--------------------------------------------------------------------------------
(3) Of these shares, 678,752 are held in trust for Mr. Cahouet's wife, 56,600 are held in the Cahouet Charitable Trust and 146,200 are held in a Charitable Remainder Unitrust of which Mr. and Mrs. Cahouet are donors and life beneficiaries. Mellon Bank is the sole trustee for Mrs. Cahouet's trust and the Charitable Remainder Unitrust, and Mr. Cahouet has no voting or investment control over such shares. Mr. Cahouet is a co-trustee with others and shares voting and investment control over the shares held by the Cahouet Charitable Trust. Mr. Cahouet disclaims beneficial ownership of all such shares.

(4) Of these shares, 8,138 are held by Mr. Condron's wife. Mr. Condron disclaims beneficial ownership of such shares.

(5) Of these shares, 2,400 are held by the Fetterolf Family Foundation, as to which Mr. Fetterolf shares voting and investment power. Mr. Fetterolf disclaims beneficial ownership of such shares.

(6) Of these shares, 14,000 are held by Mr. McGuinn's wife. Mr. McGuinn disclaims beneficial ownership of such shares.

(7) Of these shares, 36,000 are held by Mr. Smith's wife and 25,000 shares are held in a Charitable Remainder Unitrust of which Mr. and Mrs. Smith are the donors, co-trustees and life beneficiaries. Mr. Smith disclaims beneficial ownership of such shares.

(8) Of these shares, 578 are held by Mr. von Schack's wife. Mr. von Schack disclaims beneficial ownership of such shares.

--------------------------------------------------------------------------------
PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on the Corporation's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the KBW 50 Index. The KBW 50 Index, available from Keefe, Bruyette & Woods, Inc., is a market-capitalization-weighted bank-stock index made up of 50 of the nation's most important banking companies including all money-center and most major regional banks. The Corporation is included in the KBW 50 Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
         Among S&P 500 Index, KBW 50 Index and Mellon Bank Corporation.
                               GRAPH APPEARS HERE

                                                           December 31,
                                                   -----------------------------
                                                   1993 1994 1995 1996 1997 1998
                                                   ---- ---- ---- ---- ---- ----
Mellon Bank Corporation........................... 100   90  166  228  400  464
KBW 50 Index...................................... 100   95  152  216  317  343
S&P 500 Index..................................... 100  101  139  171  229  293

------
* Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1993 and that all dividends were reinvested.

--------------------------------------------------------------------------------
EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation for the past three years of each of the Corporation's five most highly compensated officers, including the chief executive officer (the "named executive officers").

                                                                           Long-Term Compensation
                                                                    -------------------------------------
                                    Annual Compensation                       Awards            Payouts
                         ------------------------------------------ -------------------------- ----------
                                                       Other Annual Restricted      Securities  LTIP      All Other
Name and                                               Compensation Stock Awards    Underlying  Payouts   Compensation
Principal Position (1)   Year Salary ($) Bonus (2) ($) ($)          ($) (2) (3) (4) Options     ($) (5)   ($) (6)
----------------------   ---- ---------- ------------- ------------ --------------- ---------- ---------- ------------
Frank V. Cahouet........ 1998  $996,667   $3,000,000     $18,200            $-0-     290,848   $2,056,876   $263,877
 Chairman, President     1997   960,000    1,500,000      17,600         626,250       1,936    1,944,377    237,833
 and Chief Executive     1996   926,667    1,080,000      16,900         452,163     495,228    1,944,377    272,650
 Officer, retired
Martin G. McGuinn....... 1998   679,167    1,050,000       4,500         950,907     210,216      528,632     50,815
 Chairman and            1997   404,167      487,500       1,800       1,020,594      28,257      482,219     23,641
 Chief Executive Officer 1996   358,333      350,000       1,500         114,894      69,938      434,016     25,557
Christopher M. Condron.. 1998   637,500      975,000       3,500         919,238     187,992      619,510     24,542
 President and           1997   500,000      487,500       5,400       1,020,594      26,000      486,203     17,104
 Chief Operating Officer 1996   500,000      375,000       5,200         159,369      51,394      312,516     17,721
W. Keith Smith.......... 1998   500,000    1,000,000       4,500             -0-     124,384      659,280     30,070
 Senior Vice Chairman,   1997   500,000      487,500      13,400       1,020,594         -0-      783,094     29,296
 Mellon Bank, retired    1996   500,000      310,000       9,500         129,719      68,000      704,818     32,579
Steven G. Elliott....... 1998   445,833      675,000       3,400         537,031     170,925      504,157     36,275
 Senior Vice Chairman    1997   400,000      450,000       2,100       1,004,938         812      482,219     23,269
 and Chief Financial     1996   358,333      350,000       2,500         114,894      82,888      554,989     18,108
  Officer

------
(1) The principal positions for the named executive officers are given as of January 1, 1999. On December 31, 1998, Mr. Cahouet retired as Chairman, Chief Executive Officer and President of the Corporation and Mr. Smith retired as Vice Chairman of the Corporation and as Senior Vice Chairman of Mellon Bank. During 1998, Mr. McGuinn's principal position was Chairman and Chief Executive Officer of Mellon Bank, Mr. Condron's principal position was President and Chief Operating Officer of Mellon Bank and Mr. Elliott's principal position was Senior Vice Chairman and Chief Financial Officer of Mellon Bank.

(2) Bonus awards are generally payable 75% in cash and 25% in restricted shares of the Common Stock. In calculating the number of restricted shares to be awarded as the non-cash portion of the bonus awards, the value of the non-cash portion of the award was divided by the per share fair market value of the Common Stock on the grant date with the result multiplied by 125% to take into account the financial impact of the restrictions placed on the stock. The restrictions generally prevent transfer or sale of the stock for a three year period and subject the shares to forfeiture in the event the executive terminates his employment with the Corporation during that three year period, other than through retirement. The aggregate market value of such restricted stock on the award date is disclosed as Long-Term Compensation under "Restricted Stock Awards". Messrs. Cahouet and Smith received their 1998 bonuses entirely in cash.

(3) Except for the 17,000 shares of Transitional Restricted Stock granted to each of Mr. McGuinn, Mr. Condron, Mr. Smith and Mr. Elliott in 1997, dividends are paid on the restricted stock awards disclosed in the table at the same rate and at the same time as dividends are paid on all other outstanding shares of the Corporation's Common Stock. All dividends on the Transitional Restricted Stock, which are paid at the same rate as the dividend on all other outstanding shares of the Common Stock, are withheld by the Corporation during the period the restrictions are in effect and will be released and paid to the executive upon derestriction of the shares. Mr. Smith's grant of Transitional Restricted Stock was forfeited on his retirement.

(4) The number and value of the aggregate restricted stock and phantom stock unit holdings of each of the named officers at the end of 1998 were as follows: Mr. Cahouet--33,000/$2,268,750; Mr. McGuinn--34,650/$2,382,188;
    Mr. Condron--38,450/$2,643,438; Mr. Smith--

                                              (footnotes continued on next page)

--------------------------------------------------------------------------------
    27,750/$1,907,813; Mr. Elliott--30,450/$2,093,438. The preceding restricted stock and phantom stock units were valued using the Common Stock's December 31, 1998 closing price of $68.75 per share on the New York Stock Exchange.

(5) Long-Term Incentive Plan Payouts, in the form of deferred cash incentive awards, were also paid in January of 1999 in connection with the exercise of accelerated stock options, including payments to Messrs. Cahouet, McGuinn, Condron, Smith and Elliott, of $5,508,126, $1,578,929, $1,279,594,
    $1,184,185, and $1,188,134, respectively. To the extent applicable, these January, 1999 payments will be recorded as 1999 LTIP Payouts in the Summary Compensation Table included in next year's Proxy Statement.

(6) Includes for 1998 for Messrs. Cahouet, McGuinn, Condron, Smith and Elliott, respectively, the following compensation amounts: (i) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Corporation's Elective Deferred Compensation Plan for Senior Officers, $195,289, $24,567, $17,959, $8,179, $29,844; (ii)
    matching contributions under the Corporation's Retirement Savings Plan, a 401(k) plan, $3,000, $3,000, $3,000, $3,000, $3,000; (iii) the present value of the economic benefit to the executive from corporate premiums paid to purchase split dollar life insurance contracts under the Mellon Bank Senior Executive and Optional Life Insurance Plans, $55,153, $21,860, $2,253, $14,772, $2,313; and (iv) cash paid to the executive equal to his imputed income under the Mellon Bank Senior Executive Life Insurance Plan, $10,435, $1,388, $1,330, $4,119, $1,118.

--------------------------------------------------------------------------------

Option Grants in 1998

Shown below is information on grants of stock options pursuant to the Corporation's Long-Term Profit Incentive Plan (1996) (the "Option Plan") during 1998. The Option Plan is administered by the Human Resources Committee of the Board of Directors, which has authority to determine the individuals to whom options are granted and the terms of all grants thereunder. No stock appreciation rights were granted in 1998. In the event of a change in control of the Corporation, as defined in the Option Plan, all the option grants shown below would become immediately exercisable.

                                       Individual Grants
                         ----------------------------------------------
                         Number of  Percent of
                         Securities Total Options Exercise
                         Underlying Granted to    Price (per            Grant Date
                         Options    Employees     share)     Expiration Present
Name                     Granted    in 1998       ($)        Date       Value ($) (6)
----                     ---------- ------------- ---------- ---------- -------------
Frank V. Cahouet........  12,381(1)       .4%      $75.0000    3/14/04   $  215,217
                          44,433(1)      1.4%       75.0000   10/17/06      899,805
                          67,699(1)      2.2%       64.6250    4/19/00      536,498
                         128,258(1)      4.2%       64.6250   10/22/02    1,652,841
                          38,077(1)      1.2%       64.6250   10/20/04      591,792
Martin G. McGuinn.......  62,500(2)      2.0%       59.3125    1/20/08      908,280
                           2,878(3)       .1%       59.3125    1/20/08       50,630
                          55,000(4)      1.8%       58.6250   10/22/08    1,056,668
                          55,000(5)      1.8%       58.6250   10/22/08      941,813
                           8,999(1)       .3%       61.0000   10/20/04      138,903
                           9,722(1)       .3%       61.0000   10/22/02      124,531
                           8,513(1)       .3%       61.0000   10/20/04      131,401
                           7,604(1)       .2%       61.0000   10/17/06      131,832
Christopher M. Condron..  62,500(2)      2.0%       59.3125    1/20/08      908,280
                           1,672(3)       .1%       59.3125    1/20/08       29,414
                           9,094(1)       .3%       57.8750   11/20/05      137,489
                           4,506(1)       .1%       67.3750   10/20/04       73,775
                          45,000(4)      1.5%       58.6250   10/22/08      864,547
                          45,000(5)      1.5%       58.6250   10/22/08      770,574
                           7,497(1)       .2%       59.7500    5/23/03      102,543
                           8,643(1)       .3%       59.7500   10/20/04      133,327
                           4,080(1)       .1%       59.7500   10/17/06       70,658
W. Keith Smith..........  39,164(1)      1.3%       63.1875   10/20/04      595,025
                          37,559(1)      1.2%       63.1875   10/22/02      473,093
                           9,538(1)       .3%       63.1875   10/18/00       85,101
                          17,602(1)       .6%       63.1875   10/22/02      221,715
                          13,054(1)       .4%       63.1875   10/20/04      198,332
                           7,467(1)       .2%       63.1875   10/17/06      127,900
Steven G. Elliott.......  31,250(2)      1.0%       59.3125    1/20/08      454,140
                           9,619(1)       .3%       68.8125   10/22/02      133,951
                           7,155(1)       .2%       68.8125   10/17/06      134,803
                           8,600(1)       .3%       68.8125   10/20/04      143,983
                           8,599(1)       .3%       68.8125   10/20/04      143,966
                           9,617(1)       .3%       68.8125   10/22/02      133,923
                          35,000(4)      1.1%       58.6250   10/22/08      672,425
                          35,000(5)      1.1%       58.6250   10/22/08      599,336
                           9,751(1)       .3%       58.6250   10/22/02      122,889
                           8,571(1)       .3%       58.6250   10/20/04      129,882
                           7,763(1)       .3%       58.6250   10/17/06      132,012

------
(1) These reload option grants become exercisable three years after their grant date; provided, however, that if the option holder sells any of the shares acquired on exercise of the underlying

--------------------------------------------------------------------------------
    option before such date, the entire reload option will expire. The reload option grants shown above for Mr. Cahouet and Mr. Smith became exercisable upon their retirement from the Corporation. The remaining reload option grants shown above would become exercisable as follows: Mr. McGuinn-- 11/18/01, 11/18/01, 11/18/01, 11/18/01; Mr. Condron--1/22/01, 7/31/01,
    10/29/01, 10/29/01, 10/29/01; Mr. Elliott--7/24/01, 7/24/01, 7/24/01,
    7/24/01, 7/24/01, 10/23/01, 10/23/01, 10/23/01.

(2) Option may not be exercised before 1/21/01 and becomes exercisable as indicated when the closing price of the Common Stock on the New York Stock Exchange has achieved or exceeded the following prices for 20 consecutive trading days: 1/4 at $75.00 per share; 1/2 at $90.00; 3/4 at $105.00; and
    4/4 at $120.00. Option becomes exercisable in full on 11/21/07 if the stock prices have not been achieved by that date.

(3) Option is exercisable annually in thirds beginning on 1/21/99.

(4) Option becomes exercisable annually in thirds beginning on 10/23/99. Reload option rights are attached to each option and reload options will be automatically granted on exercise when the exercise price is paid by delivering or withholding shares of Common Stock; provided the closing price of the Common Stock on the New York Stock Exchange on the date of exercise exceeds the exercise price by at least 25 percent. Reload options have an exercise price equal to the closing price of the Common Stock on their grant date and the same expiration date as the underlying option.

(5) Option becomes exercisable in full on 8/24/08. Exercisability may be accelerated to an earlier date at the discretion of the Human Resources Committee based on the Committee's review of the option holder's individual performance. In determining the number of options, if any, to be accelerated in any year, the executive officer's performance is reviewed by the Human Resources Committee. In past years, such performance has been evaluated on the basis of several factors, including the trends indicated by financial performance and the progress made toward the achievement of the longer term goals for the lines of business for which such executive is responsible. A deferred cash incentive award was granted with each option in the amount of the option exercise price. In the event the exercisability of the option is accelerated, the deferred cash incentive award becomes payable and must be used by the officer to pay the option's exercise price upon exercise; provided however, that, except in the case of a change in control, such award will only be payable if the Corporation achieves certain pre-established performance goals. The deferred cash incentive award is disclosed in the Long-Term Incentive Plans Table below.

(6) Based on the Black-Scholes model adapted for use in valuing executive stock options. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. In determining the Black-Scholes value, the following underlying assumptions were used: (i) stock price volatility represents the standard deviation of the Common Stock over the three-year period prior to grant of the option (i.e., from 22.82% to 26.80%); (ii) dividend yield represents the cumulative dividends per share for the 12-month period prior to grant of the option, divided by the average monthly price of the Common Stock over the same period (i.e., from 2.24% to 2.73%); (iii) the risk-free rate of return represents the average weekly yield on 10-year Treasury Notes over the 52-week period prior to grant of the option as derived from the Compuserve Public Data Base (i.e., from 5.44% to 6.33%); (iv) option term represents the period from the date of grant of each option to the expiration of the term of the option; (v) vesting restrictions are reflected by reducing the value of the option determined by the Black-Scholes model by 4% for each full year of vesting restrictions (8% to 24% for 1998 grants); (vi) reload options are valued assuming that the option holder does not sell any of the shares acquired on exercise of the underlying option before the vesting date of the reload option.

--------------------------------------------------------------------------------
Aggregated Option/SAR Exercises in 1998 and Year-End Option Values

The following table shows information with respect to the exercise of stock options during 1998 by each of the named executive officers and the value of unexercised options on December 31, 1998. No SARs are currently outstanding.

                                                   Number of Securities      Value of Unexercised
                                                  Underlying Unexercised     In-the-Money Options
                           Shares       Value       Options at Year-End       at Year-End ($) (2)
                         Acquired on  Realized   ------------------------- -------------------------
Name                      Exercise     ($) (1)   Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ----------- ----------- ------------- ----------- -------------
Frank V. Cahouet........   621,855   $27,393,785   563,292      593,817    $26,312,306  $12,344,673
Martin G. McGuinn.......   110,475   $ 4,548,468    67,606      289,977    $ 3,373,637  $ 4,582,022
Christopher M. Condron..    77,575   $ 2,687,536    14,240      268,897    $   596,062  $ 4,570,726
W. Keith Smith..........   322,259   $14,261,011    32,715      181,842    $ 1,495,344  $ 3,102,335
Steven G. Elliott.......   159,505   $ 6,676,897    22,102      234,240    $ 1,098,609  $ 3,795,149

------
(1) The "Value Realized" is equal to the difference between the option exercise price and the fair market value of the Common Stock on the New York Stock Exchange on the date of exercise.

(2) The "Value of Unexercised In-the-Money Options at Year-End" is equal to the difference between the option exercise price and the Common Stock's December 31, 1998 closing price of $68.75 per share on the New York Stock Exchange.

Long-Term Incentive Plans--Awards in 1998

The following table shows the deferred cash incentive awards granted to the named executive officers during 1998, under the Option Plan. Deferred cash incentive awards are granted only in connection with the grant of certain stock options and become payable only upon the Human Resources Committee's acceleration of the exercisability of the related stock option prior to a date 60 days before its expiration. (See footnote (5) on page 18.) The deferred cash, when paid to the executive, must be used to pay the exercise price of the related option. Upon acceleration of the option and actual payment of the deferred cash, such payment is reported in the Summary Compensation Table under LTIP Payouts.

                                                                      Estimated
                                               Number of   Maximum      Future
                                                Shares,  Performance   Payouts
                                                 Units   Period Until ----------
                                               or Other   Maturation   Maximum
Name                                            Rights    or Payout   Payout (1)
----                                           --------- ------------ ----------
Martin G. McGuinn.............................  55,000     8/24/08    $3,224,375
Christopher M. Condron........................  45,000     8/24/08     2,638,125
Steven G. Elliott.............................  35,000     8/24/08     2,051,875

------
(1) The amount shown represents the aggregate exercise price of the related options granted to each named executive officer. The Human Resources Committee can choose in its discretion to accelerate all, part or none of the stock options related to such award. If such option is not accelerated, no payout of the award is made. Except in the case of a change in control, deferred cash incentive awards become payable only if the Corporation achieves performance goals which are established for a calendar year or longer period by the Human Resources Committee. Performance goals are based on maintenance of or changes in one or more of the following objective business criteria (earnings or earnings per share, return on equity, assets or investment, revenues, expenses, stock price, market share, charge-offs or non-performing assets) as established by the Committee. The Committee retains the discretion to reduce (but not to increase) the portion of any deferred cash incentive award which would otherwise be payable for any calendar year based on achieving such performance goals.

Pension Plan Table

The following table sets forth the estimated annual benefits payable on a single-life annuity basis on retirement at age 65 pursuant to the retirement plans of the Corporation and Mellon Bank to

--------------------------------------------------------------------------------
participating employees, including officers, in specified compensation and years-of-service classifications. The credited years of service for Messrs. Cahouet, McGuinn, Condron, Smith and Elliott are, 12, 18, 21, 12 and 12, respectively. Benefits are determined based upon average base salary for the five years of highest compensation during the 10 years preceding retirement.

                 Estimated Annual Pension for Representative Years of Credited Service
Average Annual  -----------------------------------------------------------------------
Base Salary     10          15          20          25          30          35
---------------------------------------------------------------------------------------
$  200,000      $    28,500 $    42,500 $    56,500 $    71,000 $    85,000 $    99,000
   300,000           43,500      65,000      86,500     108,500     130,000     151,500
   400,000           58,500      87,500     116,500     146,000     175,000     204,000
   500,000           73,500     110,000     146,500     183,500     220,000     256,500
   600,000           88,500     132,500     176,500     221,000     265,000     309,000
   700,000          103,500     155,000     206,500     258,500     310,000     361,500
   800,000          118,500     177,500     236,500     296,000     355,000     414,000
   900,000          133,500     200,000     266,500     333,500     400,000     466,500
 1,000,000          148,500     222,500     296,500     371,000     445,000     519,000
 1,100,000          163,500     245,000     326,500     408,500     490,000     571,500
 1,200,000          178,500     267,500     356,500     446,000     535,000     624,000

Payment of the amounts shown in the table is subject to annual limitations imposed by the Internal Revenue Code on tax-qualified plans. To the extent the benefits set forth above exceed these limitations, benefits will be paid pursuant to nonqualified supplemental plans maintained by the Corporation and Mellon Bank.

Supplemental Retirement Agreements With Named Executive Officers

In order to attract and motivate senior executives and to encourage such executives to remain with the Corporation and its affiliates, the Corporation has provided the named executive officers with retirement and/or death benefits, as described below, supplementing those available under the retirement plans described above.

Mr. Cahouet

Under the terms of his employment agreement with the Corporation, Mr. Cahouet is receiving an unfunded supplemental retirement benefit of approximately $2,130,000 per year.

Mr. Smith

Under the terms of his employment agreement with the Corporation, Mr. Smith is receiving an unfunded supplemental retirement benefit of approximately $240,000 per year.

Messrs. McGuinn, Condron and Elliott

Under the terms of their employment agreements (discussed below), Messrs. McGuinn, Condron and Elliott will each be entitled to receive an unfunded supplemental retirement benefit upon the later of termination of employment or attainment of age 60, with a reduced benefit available at age 55. The supplemental benefit calculated on an unreduced 50% joint and survivor basis would be a monthly amount equal to the named executive's "Final Average Compensation" multiplied by a "Service Percentage" and reduced by the total monthly amount of benefits provided under all retirement plans maintained by the Corporation and Mellon Bank. "Final Average Compensation" generally means 1/12th of the sum of the executive's base salary and any bonus award earned for the calendar year within the final three full calendar years of the executive's employment by the Corporation which produces the highest amount. "Service Percentage" generally means 2.0% for each full or partial year of employment the named executive has completed with the Corporation or with a prior employer if treated as credited service with the Corporation. If the named executive's termination of employment were due to his death prior to the commencement of the payment of the supplemental benefits, his spouse would be entitled to a pre-retirement death benefit, payable in the form of a lifetime annuity, equal to the benefit that would have been payable had he retired immediately prior to death assuming election of a 50% joint and survivor annuity, but without any early payment reduction. Based on 1998 compensation, and assuming retirement at age 65, supplemental annual retirement benefits payable to each of these three named executives are estimated as follows: Mr. McGuinn--$880,000; Mr. Condron-- $1,130,000; Mr. Elliott--$510,000.

--------------------------------------------------------------------------------
Employment Agreements with Named Executive Officers

Mr. McGuinn

In connection with Mr. McGuinn's appointment as the Chairman and Chief Executive Officer of the Corporation and Mellon Bank, Mr. McGuinn entered into an employment agreement with the Corporation with a term lasting until January 31, 2001. The employment agreement provides for an annual base salary of $700,000, subject to annual increases, participation in all of the Corporation's executive compensation and other benefit programs and perquisites appropriate to Mr. McGuinn's position, including club memberships, physical examinations and personal financial planning services, and the supplemental retirement benefits described above. The agreement provides that if, during the term of the agreement, Mr. McGuinn's employment is terminated by the Corporation other than for cause or in the event of a constructive discharge
(a) he will receive full salary and benefits until the expiration of the agreement's term or, if termination occurs within 12 months of the end of the term, for a period no less than the shorter of (i) 12 months or (ii) until the date Mr. McGuinn commences full-time employment with another employer, (b) he will receive for each calendar year or portion of a year remaining in the term of the agreement an amount equal to the highest bonus received by him for any of the three years preceding his termination, (c) all outstanding stock options, other than stock options granted with deferred cash incentive awards, and restricted stock will become immediately vested and (d) all outstanding stock options with associated deferred cash incentive awards will remain outstanding and become exercisable and payable as if Mr. McGuinn had remained employed. If Mr. McGuinn's employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, retirement or death, he will receive any benefits that have vested prior to such termination under the supplemental retirement provisions of his employment agreement or under the terms of the Corporation's generally applicable employee benefit plans.

Mr. Condron

In connection with Mr. Condron's appointment as the President and Chief Operating Officer of the Corporation and Mellon Bank, Mr. Condron entered into an employment agreement with the Corporation with a term lasting until January 31, 2001. The employment agreement provides for an annual base salary of $650,000, subject to annual increases, participation in all of the Corporation's executive compensation and other benefit programs and perquisites appropriate to Mr. Condron's position, including club memberships, physical examinations and personal financial planning services, and the supplemental retirement benefits described above. The agreement provides that if, during the term of the agreement, Mr. Condron's employment is terminated by the Corporation other than for cause or in the event of a constructive discharge
(a) he will receive full salary and benefits until the expiration of the agreement's term or, if termination occurs within 12 months of the end of the term, for a period no less than the shorter of (i) 12 months or (ii) until the date Mr. Condron commences full-time employment with another employer, (b) he will receive for each calendar year or portion of a year remaining in the term of the agreement an amount equal to the highest bonus received by him for any of the three years preceding his termination, (c) all outstanding stock options, other than stock options granted with deferred cash incentive awards, and restricted stock will become immediately vested and (d) all outstanding stock options with associated deferred cash incentive awards will remain outstanding and become exercisable and payable as if Mr. Condron had remained employed. If Mr. Condron's employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, retirement or death, he will receive any benefits that may have vested prior to such termination under the supplemental retirement provisions of his employment agreement or under the terms of the Corporation's generally applicable employee benefit plans.

Mr. Elliott

In connection with Mr. Elliott's appointment as Senior Vice Chairman of the Corporation and Mellon Bank, Mr. Elliott and the Corporation entered into an employment agreement with a term lasting until January 31, 2001. The employment agreement provides for an annual base salary of $450,000, subject to annual increases, participation in all of the Corporation's executive compensation and other benefit programs and perquisites appropriate to Mr. Elliott's position, including club memberships, physical examinations and personal financial planning services, and the supplemental retirement

--------------------------------------------------------------------------------
benefits described above. The agreement provides that if, during the term of the agreement, Mr. Elliott's employment is terminated by the Corporation other than for cause or in the event of a constructive discharge (a) he will receive full salary and benefits until the expiration of the agreement's term or, if termination occurs within 12 months of the end of the term, for a period no less than the shorter of (i) 12 months or (ii) until the date Mr. Elliott commences full-time employment with another employer, (b) he will receive for each calendar year or portion of a year remaining in the term of the agreement an amount equal to the highest bonus received by him for any of the three years preceding his termination, (c) all outstanding stock options, other than stock options granted with deferred cash incentive awards, and restricted stock will become immediately vested and (d) all outstanding stock options with associated deferred cash incentive awards will remain outstanding and become exercisable and payable as if Mr. Elliott had remained employed. If Mr. Elliott's employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, retirement or death, he will receive any benefits that may have vested prior to such termination under the supplemental retirement provisions of his employment agreement or under the terms of the Corporation's generally applicable employee benefit plans.

Change in Control Severance Agreements--Senior Officers

The Corporation has entered into change in control severance agreements (the "Agreements") with the Chairman, each of the other named executive officers and certain other senior officers of the Corporation. The Agreements with Mr. Cahouet and Mr. Smith terminated upon their retirements, and references to named executive officers in this description of Change in Control Severance Agreements are only to Mr. McGuinn, Mr. Condron and Mr. Elliott. The purpose of the Agreements is to secure the continued service and dedication of the executives in the event of an actual or threatened Change in Control (as defined in the Agreements). Each Agreement becomes operative only upon both a Change in Control and the subsequent termination of employment of the executive in accordance with the terms of the Agreement. Payments under the Agreements are in full settlement of all other severance payments which may otherwise be payable to the executive under any other severance plan or agreement of the Corporation, including the employment agreements described above and the Displacement Program and Change in Control Severance Pay Resolution described below. The following discussion summarizes the key provisions of the Agreements covering the Chairman and each other named executive officer. If the employment of any of the named executive officers is terminated during the three-year period following a Change in Control of the Corporation, either by the Corporation other than for Cause (as defined in the Agreements) or by the executive for Good Reason (as defined in the Agreements, including the termination of employment by the executive for any reason during the 30-day period commencing one year after the date of such Change in Control), the executive will be entitled to receive: (a) a lump sum cash amount equal to such executive's unpaid salary and bonus amounts which have become payable and have not been deferred, plus a pro-rata portion of such executive's annual bonus for the fiscal year of termination of employment; (b) severance pay in a lump sum cash amount equal to three times the sum of (i) the executive's highest annual rate of base salary during the 12-month period immediately prior to his termination of employment and (ii) the executive's highest annual incentive bonus earned during the last three completed fiscal years of the Corporation;
(c) continuation of medical, dental, accident, disability and life insurance benefits for the executive and his dependents for a period of three years following the executive's date of termination of employment; and (d) three additional years of service credit under all non-qualified retirement plans and excess benefit plans in which the executive participated as of his date of termination. If the executive's date of termination is within three years of the earliest date on which such termination could be considered a Retirement (as defined in the Agreements), the benefits described in (b), (c) and (d) in the preceding sentence will be reduced accordingly. In the event that payments related to a Change in Control of the Corporation to any executive under the Agreements or otherwise are subject to the excise tax under Section 4999 of the Internal Revenue Code, the Corporation will generally provide the executive with an additional amount sufficient to enable the executive to retain the full amount of his Change in Control benefits as if the excise tax had not applied, unless a reduction in such Change in Control related payments by less than 5% would result in the excise tax not being imposed on such executive, in which case payments under the Agreement shall be reduced (but not below zero) to the amount that could be paid to such executive without giving rise to such excise tax.

--------------------------------------------------------------------------------
Change in Control Benefits--Other Employees

Displacement Program

Under the Corporation's Displacement Program, eligible salaried employees of the Corporation may receive certain benefits if their employment with the Corporation is terminated due to technological changes or other business reasons not related to individual performance. Such benefits may include temporary assignments, placement assistance, benefits continuation and/or severance payments based upon years of service. The program is subject to revision or termination at the Corporation's discretion; provided, however, that it may not be changed to reduce benefits payable upon a displacement occurring within three years following a change in control of the Corporation, unless such change to the program was adopted at least 12 months prior to the occurrence of the change in control.

Change in Control Arrangements

All eligible salaried employees who are terminated within three years after a change in control (as defined) of the Corporation, other than for good cause, and under circumstances that would entitle them to benefits under the Displacement Program, would also be entitled to 12 months of base salary and benefit continuation under the Corporation's Change in Control Severance Pay Resolution. In addition, for 10 years after the occurrence of a change in control of the Corporation, no plan merger or coverage extension involving Mellon Bank's tax-qualified retirement plan will be permitted if it would cause the plan's assets to fall below 125% of its liabilities, and employees age 50-54 on the date of the change in control will become eligible for early retirement under this Mellon Bank plan, on or after age 55, on the same basis as employees who are age 55. These benefits may not be reduced unless such change was adopted at least 12 months prior to the occurrence of the change in control.

A change in control will generally occur for purposes of the Displacement Program, the Change in Control Severance Pay Resolution and the tax-qualified retirement plan upon approval by the Corporation's shareholders of a business combination or merger involving the Corporation unless immediately following such transaction the surviving corporation meets each of the following requirements: (a) the surviving corporation owns consolidated assets of the Corporation with an aggregate book value equal to more than 50% of the book value of the Corporation's consolidated total assets prior to the transaction,
(b) more than 50% of the total voting power of the surviving corporation is held by the Corporation's shareholders immediately prior to the transaction,
(c) more than a majority of the members of the board of directors of the surviving corporation were directors of the Corporation immediately prior to the merger, and (d) no person is the beneficial owner of 15% or more of the total voting power of the surviving corporation.

--------------------------------------------------------------------------------
COMPENSATION COMMITTEE REPORT

Introduction

The Corporation's Human Resources Committee (the "Committee") is composed entirely of independent outside directors. Among the Committee's duties are the responsibility for establishing and reviewing the compensation and benefits of the senior managers of the Corporation and its subsidiaries, including the compensation of the Chairman and the other named executive officers. The Committee actively advises and assists management in formulating and implementing policies designed to assure the selection, development and retention of key personnel.

Under the guidance of the Committee, the Corporation's compensation policies are designed to accomplish the goal of managing the Corporation towards increased profitability and shareholder value. Accordingly, two principles underlying the Corporation's compensation policy for all senior managers, including the Chairman and the other named executive officers, are (i) aligning the financial interests of senior managers with those of the Corporation's shareholders and (ii) paying for corporate and individual performance. These principles are reflected in the structure of the Corporation's compensation program for senior managers, which consists of three basic components: base salary, annual awards under the Profit Bonus Plan (the "Bonus Plan") and awards under the Long-Term Profit Incentive Plan (1996) (the "Option Plan"). Through this structure, the Committee places emphasis on the "at risk" elements of compensation for senior managers. Base salaries are generally set somewhat below the market, and the incentive components of the Bonus Plan and the Option Plan are relied on to achieve a competitive compensation package. There was no change in 1998 in the Corporation's overall compensation policy for senior managers.

Awards under the Corporation's incentive plans are tied to corporate, business unit and individual performance. The accomplishment of the goals and objectives of the Corporation's operating and strategic plans is the basis for making awards under the Bonus Plan and the Option Plan and, except where performance goals have been set under the Option Plan, there is no formal weighting of various factors. Together, the plans provide the Committee with the flexibility to grant awards in a manner that is believed by the Committee to encourage managers to continually focus on building high quality profitability and long-term shareholder value. Under the Option Plan, deferred cash incentive awards payable in the amount of an option's exercise price may be awarded in connection with an option grant. In the event the exercisability of the related option is accelerated, the deferred cash incentive award becomes payable and must be used by the executive to pay the option's exercise price upon exercise. Deferred cash incentive awards will only be payable if the Corporation achieves certain pre-established performance goals. Performance goals are based on maintenance of or changes in one or more of the following objective business criteria: earnings or earnings per share; return on equity, assets or investment; revenues; expenses; stock price; market share; charge-offs; or non-performing assets. The Committee may apply its discretion, where the goals have been met, only to decrease the preestablished amount of the award. These requirements have been imposed so that the amounts paid to executive officers under such awards will qualify for the "performance based compensation" exception to the cap on deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986 (the "Code").

Base Salary

In 1998, base salaries were increased for a number of the Corporation's senior managers. In considering recommendations for increases in the base salaries of these senior managers, the Committee reviewed the performance of each officer against various objectives, including performance against the business plans to date for 1998 for those lines of business for which he was responsible. The Corporation's business plans and the elements thereof applicable to its various lines of business include financial performance targets such as: income, expenses, asset quality, operating margin, return on assets and return on equity. In addition to such evaluations, the Committee compared the recommended increases to compensation data based on a survey of comparable executive officers of 16 other financial institutions similar to the Corporation in terms of size, and/or the mix of its lines of business. These comparative financial institutions are included within the KBW 50 Index used for the Performance Graph on page 14.

--------------------------------------------------------------------------------
Mr. Cahouet's annual base salary was established pursuant to his employment contract and was increased in January of 1998 to $1,000,000. Mr. Cahouet's contract required that the Committee consider the salaries of the chief executive officers of the 10 largest bank holding companies in the United
States when setting his salary. These institutions are included within the KBW 50 index. In January 1998, the Committee considered the Corporation's performance against its business plan for 1996 and 1997, the Corporation's achievement of strategic goals and the Corporation's total returns to shareholders in terms of share price appreciation and dividends. The Committee then reviewed 1996 base salary and total compensation data for the relevant chief executive officer peer group. Based upon the results of such evaluation and review, Mr. Cahouet's base salary was set at approximately the 75th percentile of the base salaries of the relevant peer group of chief executive officers.

Mr. McGuinn's base salary was set at $700,000, effective February 1, 1998, in connection with the negotiation of his employment contract with the Corporation. (See "Employment Agreements with Named Executive Officers" on page
21). In setting this amount, the Committee considered the Corporation's performance against its business plan for 1996 and 1997, the Corporation's achievement of strategic goals and the Corporation's total returns to shareholders in terms of share price appreciation and dividends and Mr. McGuinn's contributions towards these achievements. The Committee also reviewed compensation data based on a survey of comparable chief executive officers of 16 other financial institutions similar to the Corporation in terms of size and/or the mix of its lines of business. These comparative financial institutions are included within the KBW 50 Index used for the Performance Graph on page 14. Based upon the results of such evaluation and review, Mr. McGuinn's base salary was set at approximately the 50th percentile of the relevant peer group of chief executive officers. Mr. McGuinn is entitled to annual review of his base salary by the Committee under the terms of his employment contract.

Option Plan Awards

In 1998, the Committee reviewed the long-term incentive component of total compensation for Mr. McGuinn and the other named executive officers (other than Mr. Cahouet and Mr. Smith) and awarded additional options. Most of these grants are intended to cover a two-year period. In conducting its review, the Committee considered the comparative compensation data mentioned above for the named executive officers, including Mr. McGuinn. By awarding senior managers a larger block of options at the beginning of a multiple year period, the Corporation increases the incentive value of the options to the manager at a low relative cost to the Corporation and its shareholders. Based on the comparative compensation data reviewed by the Committee, the value of the "at risk" component of compensation represented by these options, coupled with the Corporation's somewhat below market annual cash compensation (measured in terms of base salary and cash bonus), will achieve the needed competitive positioning of the Corporation's senior manager compensation package while creating a significant incentive for the managers and aligning their financial interests with those of the Corporation's shareholders. The number of options previously granted to each officer was considered in determining the number of shares covered by each award.

In January of 1998, Mr. McGuinn also received a grant of stock options and a grant of restricted stock in recognition of his agreement to assume the position of Chairman and Chief Executive Officer of Mellon Bank in 1998 and of the Corporation in 1999. The restrictions on the stock grant lapse after three years, provided Mr. McGuinn is still employed by the Corporation. The option grant becomes exercisable after three years, provided Mr. McGuinn is still employed by the Corporation and certain target prices for the Common Stock are achieved (See "Option Grants in 1998" on page 17.) Two other named executive officers received similar awards in recognition of their new positions. The number of options and shares of restricted stock previously granted to each officer was considered in determining the number of shares covered by each award.

The Committee reviews the performance of senior managers annually and within its discretion considers whether the exercise date for certain previously granted options should be accelerated. As provided for in the Option Plan, the exercise of these accelerated options is intended to include the payout of a deferred cash incentive award to the optionee in an amount equal to the exercise price for such options. The optionee must use the cash award to pay the option exercise price of such accelerated options. Such acceleration, and payment of the attendant deferred cash incentive awards, are a significant element of the incentive component of total compensation for the Corporation's

--------------------------------------------------------------------------------
senior managers. As discussed above, the payment of deferred cash incentive awards is tied to the achievement of preestablished corporate level performance goals. Accordingly, in February of 1997, the Committee adopted performance goals applicable to the calendar year 1997 which required certain levels of core net income available to Common Stock or earnings per share of Common Stock or core return on common equity to be achieved in order for a set percentage of the outstanding deferred cash incentive awards to be earned. In January of 1998 the Committee certified the achievement of the performance goals for 1997. As a result, deferred cash incentive awards were paid to Mr. Cahouet, Mr. McGuinn and each of the other named executive officers in an amount not exceeding one-fourth of his deferred cash incentive awards. These awards are disclosed in the LTIP Payouts column on the "Summary Compensation Table" on page 15. Similarly, in February of 1998, the Committee adopted performance goals applicable to the calendar year 1998 which required the achievement of certain levels of net income available to Common Stock or earnings per share of Common Stock or return on common equity. In January of 1999, the Committee certified the performance goals for 1998 to have been achieved. As a result, deferred cash incentive awards were paid to Mr. Cahouet and one other named executive officer in an amount equal to his outstanding deferred cash incentive awards and to Mr. McGuinn and each of the other two named executive officers in an amount not exceeding one-third of his deferred cash incentive awards.

Bonus Plan Awards

The Committee considered and approved bonus awards for 1998 for the Corporation's senior managers, including Mr. McGuinn and the other named executive officers, which were, except in the case of Mr. Cahouet and Mr. Smith, generally payable 75% with cash and 25% with restricted shares of the Corporation's Common Stock. In connection with making awards under the Corporation's Bonus Plan for 1998, the Committee again examined the performance of its senior managers. This review focused on the individual performance of each officer for full year 1998 and on the Corporation's overall performance in achieving the objectives of its 1998 operating plan and taking significant steps in the execution of its strategic plan. Each officer was evaluated based in significant measure upon performance against the 1998 business plan of the lines of business for which he was responsible, including the achievement of financial targets such as income, expenses, asset growth, operating margin and return on capital. In determining both Mr. McGuinn's and Mr. Cahouet's Bonus Plan awards for 1998, the Committee evaluated both executives within the context of the year experienced by the Corporation in terms of achieving the objectives of its 1998 operating plan, as well as their leadership in planning and implementing strategic and operating initiatives designed to increase the long-term value of the Corporation's franchise. The result of each officer's evaluation was then applied to a matrix correlating the numerical rating from his performance evaluation and his office or position to yield a Bonus Plan award ranging from zero percent to 200% of base salary for the named executive officers.

In recognition of Mr. McGuinn's leadership during 1998, a year that saw the Corporation report record earnings, he received the maximum Bonus Plan award of 200% of his base salary.

In recognition of Mr. Cahouet's leadership during 1998 and in recognition of his 11 years of service as Chairman of the Corporation, a period that saw the Corporation achieve outstanding results for its shareholders and employees, he received a Bonus Plan award of 300% of his base salary.

In recognition of his years of service as an executive officer of the Corporation and of his agreement to postpone his retirement for one year, Mr. Smith received an additional bonus payment of approximately $1,000,000 in February of 1999. This amount is not reflected in the Summary Compensation Table on page 15.

Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility of executive compensation for officers of public companies. Section 162(m) generally disallows the ordinary business expense deduction to compensation in excess of $1,000,000 paid to a company's chief executive officer and each of the next four most highly compensated executive officers. As discussed above, the Option Plan has been designed to allow the Committee, in its discretion, to grant incentive compensation awards that qualify for the ordinary business expense deduction as "performance based compensation" under Section 162(m).

--------------------------------------------------------------------------------
The Corporation and the Committee continue to examine the issue of deductibility of executive compensation within the context of the overall operation of the Corporation's compensation plans and will consider what additional actions should be taken, if any, to operate the compensation plans in a tax effective manner. The Committee examines particularly carefully any compensation proposal or program if there is a reasonable likelihood that the Corporation would lose a deduction as a consequence of its adoption.

The foregoing report is presented by the Human Resources Committee of the Board of Directors.

       Andrew W. Mathieson, Chairman  Joab L. Thomas
       J. W. Connolly, Vice Chairman  Wesley W. von Schack
       Charles A. Corry               William J. Young

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS (Proxy Item 2)

The Board of Directors, at its February 16, 1999 meeting, appointed KPMG LLP as independent public accountants of the Corporation for the year ending December 31, 1999. KPMG LLP served as the Corporation's independent public accountants for the year ended December 31, 1998. Although the appointment of independent public accountants is not required to be approved by shareholders, the Board of Directors believes shareholders should participate in such selection through ratification. If the shareholders fail to ratify KPMG LLP as the independent public accountants, the Board of Directors will reconsider its selection. Representatives of KPMG LLP will be present at the annual meeting with an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Action by Shareholders

Adoption of the proposal requires the approval of a majority of the votes cast at the annual meeting by all holders of Common Stock. The Pennsylvania Business Corporation Law provides that an abstention is not a vote cast. Therefore, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum.

With respect to the ratification of independent public accountants (Proxy Item
2), the Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as independent public accountants of the Corporation for the year ending December 31, 1999.

OTHER BUSINESS

The Board of Directors does not know of any other business that may be presented for consideration at the 1999 annual meeting, other than one shareholder proposal submitted by a shareholder that has been omitted from this Proxy Statement in accordance with the rules of the Securities and Exchange Commission. If such shareholder proposal or any other business should properly come before the meeting, it is the intention of those named in the Proxies solicited hereby to vote the shares represented by such Proxies in accordance with their judgment on such matters.

DEADLINES FOR SHAREHOLDER PROPOSALS

Article One, Section 6 of the By-Laws of the Corporation requires that any shareholder of the Corporation intending to present a proposal for action by the shareholders at an annual meeting must give written notice of the proposal, containing specified information, to the Secretary of the Corporation not later than the notice deadline contained in the By-Law. This notice deadline will generally be 90 days prior to the anniversary date of the Corporation's proxy statement for the previous year's annual meeting. For the Corporation's annual meeting to be held in 2000, the notice deadline under the By-Law is December 13, 1999. A copy of the By-Law may be obtained by written request to the Secretary at the address given below.

The By-Law mentioned above will not change the deadline for a shareholder requesting inclusion of a proposal in the Corporation's proxy statement pursuant to Securities and Exchange Commission Rule 14a-8 or affect a shareholder's right to present for action at an annual meeting any proposal so included. Rule 14a-8 requires that notice of a shareholder proposal requested to be included in the

--------------------------------------------------------------------------------
Corporation's proxy materials pursuant to that Rule must generally be furnished to the Corporation not later than 120 days prior to the anniversary date of the Corporation's proxy statement for the previous year's annual meeting. For the Corporation's annual meeting to be held in 2000, shareholder proposals to be considered for inclusion in the proxy statement under Rule 14a-8 must be received by the Corporation no later than November 15, 1999.

All shareholder proposals should be submitted in writing to the Secretary of the Corporation, One Mellon Bank Center, Room 4826, Pittsburgh, Pennsylvania 15258-0001.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's executive officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by the Corporation, or written representations from certain reporting persons that no Form 5's were required for those persons, the Corporation believes that, for 1998, all such filing requirements were met with the following exception; one option exercise by Mr. Condron was, due to an inadvertent error by the Corporation's counsel, reported one month late.

PROXY SOLICITATION

The cost of solicitation of proxies for the 1999 annual meeting will be borne by the Corporation. In addition to solicitation by mail, regular employees of the Corporation may solicit proxies by telephone or personal interview. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock held of record by such persons and will be reimbursed by the Corporation for their expenses. In addition, the Corporation has retained D. F. King & Co., Inc., 77 Water Street, New York, New York 10005 to aid in the solicitation of proxies from brokers, banks, other nominees and institutional holders. A fee of $7,000 plus expenses will be paid to D.F. King & Co. for its services.

By Order of the Board of Directors

Carl Krasik
Secretary

March 12, 1999

--------------------------------------------------------------------------------





 -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
                                 -- -- -- -- --
  Reservation Form for Mellon Bank Corporation Annual Meeting of Shareholders

Admission cards will be forwarded to shareholders whose reservation forms are received by April 7, 1999. All other admission cards will be provided at the check-in desk at the meeting.

I expect to attend the Annual Meeting at 10:00 A.M., on April 20, 1999, in Pittsburgh, PA.

                            Name  ............................
                                        (Please Print)

                            Address
                                  ............................
                                        (Please Print)

                            ..................................

        (Please complete and return in the enclosed envelope if you plan to attend the Annual Meeting)

[Logo] Mellon Bank Corporation

This Proxy is solicited on behalf of the Board of Directors of the Corporation.

The undersigned hereby appoints Carl Krasik, William E. Marquis and Ann M. Sawchuck, or any of them, each with full power of substitution as attorneys and proxies of the undersigned to vote all Mellon Bank Corporation Common Stock of the undersigned at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 20, 1999, at 10:00 A.M., on the 10th floor of the Union Trust Building, 501 Grant Street, Pittsburgh, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of all nominees for director and FOR Proxy Item 2 and will vote in their discretion on such other matters that may properly come before the meeting.

This Proxy is solicited on behalf of the Board of Directors of the Corporation, and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director and FOR Proxy Item 2.


           (Continued, and to be signed and dated, on reverse side)


                          /\ FOLD AND DETACH HERE /\


                                                                         (over)

Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR the election of directors and FOR Proxy Item 2 and will vote in their discretion on such other matters that may properly come before the meeting.


 Please mark
your votes as  ---
indicated in    X
this example   ---



     Proxy Item 1--
The election of directors

        FOR                    WITHHOLD
   all nominees               AUTHORITY
   listed herein           to vote for all
(except as withheld           nominees
 in space provided          listed herein

      [  ]                       [  ]


Proxy Item 2--Ratification of appointment of KPMG
LLP as independent public accountants.

   FOR       AGAINST      ABSTAIN

   [  ]        [  ]         [  ]


Nominees: Dwight L. Allison, Jr., J. W. Connolly, Charles A. Corry, Pemberton Hutchinson, Rotan E. Lee, Robert Mehrabian and Wesley W. von Schack.

(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


-----------------------------------------------------------------------------
Note: A vote FOR the election of directors includes discretionary authority to vote for a substitute if any nominee is unable to serve or for good cause will not serve.

Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., full title as such should be shown. For joint accounts, each joint owner should sign. If more than one trustee is listed, all trustees should sign, unless one trustee has power to sign for all.


-----------------------------------------------------------------------------
                                                    (Signature of Shareholder)


-----------------------------------------------------------------------------
                                                    (Signature of Shareholder)


Dated:
       ----------------------------------------------------------------, 1999



                          /\ FOLD AND DETACH HERE /\